[COMPANY LOGO]                                                         Press
                                                                      Release


NASDAQ NATIONAL MARKET - SASR
Web Site - www.ssnb.com
FOR IMMEDIATE RELEASE

                  SANDY SPRING BANK APPROVED FOR STATE CHARTER

Olney, Maryland, September 25, 2001 -- Sandy Spring Bancorp (NASDAQ-SASR) announced today that the Maryland State Commissioner of Financial Regulation has approved the application of its wholly-owned subsidiary, Sandy Spring National Bank of Maryland, to be a state chartered trust company, to be known as Sandy Spring Bank.

"The Bank will continue as a member of the Federal Reserve system and all deposits will remain FDIC insured," said President and Chief Executive Officer, Hunter R. Hollar. "The charter conversion will result in a meaningful reduction in supervisory costs. Recent changes in legislation have created parity between state chartered and national banks, permitting essentially the same range of activities for both types of institutions. As an independent community bank operating within Maryland, we believe the expense associated with a national charter is no longer warranted."

About Sandy Spring Bancorp/Sandy Spring Bank

With just under $2 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and The Equipment Leasing Company. Sandy Spring Bancorp is the third largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank traces its origin to 1868 and offers a broad range of commercial banking, retail banking and trust services through 30 community offices and 46 ATMs located in Anne Arundel, Howard, Montgomery, and Prince George's counties in Maryland. Visit us at www.ssnb.com for our online banking products and services.

For additional information or questions please contact:

         Hunter R. Hollar, President & Chief Executive Officer or
         Ronald E. Kuykendall, Secretary & General Counsel
         Sandy Spring Bancorp
         17801 Georgia Avenue
         Olney, Maryland 20832
         301-774-6400, 410-792-2450, 800-399-5919
         E-mail:  Hhollar@ssnb.com
                  Rkuykendall@ssnb.com
         Web site:  www.ssnb.com